Exhibit 99.1

Additional Risk Factors Related to Indebtedness

On December 12, 2012, we completed a registered underwritten public offering of $165.0 million aggregate principal amount of 1.50% convertible senior notes due 2017 (which amount could be increased to a maximum of $189.75 million if the underwriters fully exercise an option to purchase an additional $24.75 million aggregate principal amount of notes within 30 days of the offering, to cover over-allotments). We refer to these convertible senior notes due 2017 as the “notes.”

In connection with the pricing of the notes, we entered into convertible note hedge transactions, with a strike price equal to the initial conversion price of the notes, with certain counterparties. The convertible note hedges cover, subject to customary antidilution adjustments, approximately 5.5 million shares of our common stock. Separately and concurrently with the pricing of the notes, we entered into warrant transactions with a strike price of $40.04 per share, which is 70% higher than the closing price of our common stock on December 6, 2012, with certain counterparties. The warrants will be net share settled, subject to our ability to elect cash settlement of the warrants under certain conditions, and cover, subject to customary antidilution adjustments, approximately 5.5 million shares of our common stock. The convertible note hedges are expected to reduce the potential dilution to our common stock upon any conversion of the notes. The net cost of the convertible note hedge transaction, after being partially offset by the proceeds from the sale of the warrants, was approximately $14.3 million. If the underwriters exercise their over-allotment option to purchase additional notes from us, we may enter into additional convertible note hedge transactions and additional warrant transactions.

As a result of the above transactions, investing in our common stock involves additional risks. You should carefully consider the risks and uncertainties described below, together with the risk factors disclosed in Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and our other filings with the SEC from time to time, before making an investment decision involving our common stock. If any of these risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Servicing the notes will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our obligations under the notes.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance the notes will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations or future indebtedness.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. If one or more holders elect to convert their notes, we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting for the notes will result in our having to recognize interest expense significantly more than the stated interest rate of the notes and may result in volatility to our consolidated statement of operations. Also, the accounting method for instruments that must be settled in cash, such as the note conversion option and the convertible note hedge transactions, could have a material effect on our reported financial results.

On January 17, 2013, we plan to hold a special meeting of our stockholders for the purpose of amending our certificate of incorporation to increase the number of authorized shares of our common stock from 50 million shares to 100 million shares. Unless we obtain such stockholder approval, we will settle any conversions of the notes entirely in cash. Until we obtain such stockholder approval, the ability of holders of the notes to convert the notes at their option in certain circumstances, which we refer to as the “conversion option,” will be accounted for as a derivative under ASC 815 “Derivatives and Hedging” (which we refer to as “ASC 815”). In general, this will require us to establish a separate initial valuation of the conversion option and to bifurcate this value from the value attributable to the balance of the notes, or the debt component. As a result, for accounting purposes, we will be required to treat the notes as having been issued with a discount to their face principal amount, which is referred to as an original issue discount. We will be required to accrete the original issue discount to interest expense ratably over the term of the notes, which will require us to report an effective interest rate for the notes in our consolidated statement of operations that is in excess of the stated coupon rate of the notes. This will reduce our earnings and could adversely affect the price at which our common stock trades, but will have no effect on the amount of cash interest paid to holders or on our cash flows.

For each financial statement period over the term of the notes, a gain (or loss) will be reported in our consolidated statement of operations to the extent the valuation of the conversion option changes from the previous period. The convertible note hedge transactions will also be accounted for as derivatives under ASC 815. The convertible note hedge will not perfectly offset the conversion option. We expect gains and losses on the convertible note hedge to partially, but not entirely offset the gain (or loss) associated with changes to the valuation of the conversion option. Changes in the price of our common stock and changes in our credit risk, or the credit risk of the counterparties to the convertible note hedge transactions, can cause variability in the value of these instruments. Should there be significant changes in the price of our common stock, our credit risk, or the credit risk of such counterparties, such changes will result in volatility that could materially affect our consolidated statement of operations.

If we receive stockholder approval to increase the number of authorized shares of our common stock as described herein, then, assuming all of the other requirements for equity classification under ASC 815-40 are met, both the derivative liability and derivative asset related to the conversion option and the convertible note hedge transactions may be reclassified to equity and subsequently, provided all of the requirements for equity classification are met prospectively, no additional gain (or loss) from these derivatives will be reported in our consolidated statement of operations. However, the original issue discount on the notes will continue to be accreted to interest expense over the remaining term of the notes.

Even if we obtain the stockholder approval described herein, we may not meet all of the other equity classification requirements at that point in time or thereafter. If we do not continue to satisfy all of the criteria required for equity classification under ASC 815-40, the conversion option and the convertible note hedge transactions will continue not to be classified as equity or may be reclassified out of equity and be subject to re-measurement. Similarly, while we expect to meet the equity classification guidance with regards to the warrants at the inception of the arrangement, if we do not continue to satisfy all of the criteria required for equity classification, the warrants too may be reclassified out of equity and become subject to re-measurement. Changes in fair value resulting from any such re-measurement will be reflected in our consolidated statement of operations.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partially in cash are accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of our common stock that would be necessary to settle such excess, if we elected to settle such excess in such shares, are issued. Prior to obtaining the stockholder approval described herein, we must settle the conversion option in cash, and therefore during this time we expect the conversion option will not impact earnings per share. However, if such stockholder approval is obtained, we will have the ability to settle conversion obligations for amounts in excess of the aggregate principal amount of the notes being converted in cash, shares, or a combination thereof. Therefore, the impact to earnings per share will depend on how we intend to settle the convertible notes. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

We may be subject to significant future write-offs with respect to intangible assets or deferred tax assets.

Certain of our assets, such as intangible assets and deferred tax assets, are subject to periodic tests of recoverability based on a variety of factors. These factors typically include, at a minimum, projections of future income levels and cash flows. The accounting for the notes will result in our recognition of a significant level of interest expense through the maturity date. We will also recognize additional expense as the carrying value of debt is accreted to par and as we amortize our debt issuance costs, including the underwriters’ discount. Further, until we obtain stockholder approval to increase the number of authorized shares of our common stock as described herein, we are subject to mark-to-market accounting on the conversion option of the notes and the convertible note hedge transactions, which we anticipate will result in volatility to our income levels. If our cash flows or income levels were to meaningfully decline, we could be subject to impairment charges with respect to these assets, which would have a material adverse effect on our consolidated statement of operations.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

The warrant transactions could have a dilutive effect on our earnings per share to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants. However, subject to certain conditions, we may elect to settle the warrants in cash.

In connection with establishing their initial hedges of the convertible note hedge and warrant transactions, the counterparties to the convertible note hedge transactions have advised us that they or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, such counterparties or their affiliates may modify their respective hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that you will receive upon conversion of the notes.

Our level of indebtedness may limit our financial flexibility.

Upon the completion of the issuance of the notes (and assuming the underwriters do not exercise their option to purchase additional notes), we had total consolidated indebtedness of approximately $165 million and unrestricted cash of $272 million (before deducting the underwriters’ discount and related fees and estimated offering expenses payable by us). Our level of indebtedness affects our operations in several ways, including the following:

•	a portion of our cash flows from operating activities must be used to service our indebtedness and is not available for other purposes;

•	we may be at a competitive disadvantage as compared to similar companies that have less debt; and

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additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may have higher costs and contain restrictive covenants, or may not be available to us.

The factors that will affect our ability to obtain additional financing may be beyond our control and include financial market conditions, the value of our assets and our performance at the time we need financing.

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